Filed pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

12.00% ELKS (Equity Linked Notes)
Based Upon the Common Stock of Alcon Inc.
Final Terms and Conditions
September 27, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”).

Underlying Stock:	Alcon Inc. (NYSE, “ACL”).

Offering:	12.00% Alcon Inc. Equity Linked Securities (the “ELKS”).

Issue Size:	68,404 Units (Principal Amount of USD 9,999,980.76).

Trade Date:	September 27, 2007

Issue Date:	October 4, 2007

Valuation Date:	March 27, 2008

Maturity Date:	April 3, 2008

Offering Price:	USD 146.19 per Unit.

Coupon:	12.00% per annum paid monthly.

Initial Stock Price:	USD 146.19 (or 100%).

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date.

Payment at Maturity:	For each note of USD 146.19:
If the Final Stock Price is less than or equal to the Initial Stock Price and:

a)   the Underlying Stock depreciates by approximately 21.5% or more, to a price of USD 114.76 or lower, relative to the Initial Stock Price at any time after the Trade Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

b)   the Underlying Stock does not depreciate by approximately 21.5% or more, to a price of USD 114.76 or lower, relative to the Initial Stock Price at any time after the Trade Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then a payment of USD 146.19 per Unit

If the Final Stock Price is greater than the Initial Stock Price a payment of USD 146.19 per Unit

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

12.00% ELKS (Equity Linked Notes)
Based Upon the Common Stock of Alcon Inc.
Final Terms and Conditions
September 27, 2007

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 146.19 principal amount with any fractional shares to be paid in cash.

Other:	Citigroup Funding will have the right to call the ELKS at any time, in whole but not in part, for the call price described in the final terms, in the event that the Underlying Stock enters into a definitive agreement with respect to a Callable Reorganization Event. A Callable Reorganization Event is a Reorganization Event where the cash, securities (other than Marketable Securities) or other property to be received for the Underlying Stock has a market value on effective date greater than or equal to 25% of the transaction value on the effective date.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 146.19.

Clearing and Settlement:	DTC.

Listing:	None.

CUSIP:	17311G474

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

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